________________________________________________________________________________

                            SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                              (Amendment No. )

                           _________________________

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           _________________________


                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                           FIRST BRANDS CORPORATION
                           _________________________


                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

                           _________________________

Payment of Filing Fee (Check the appropriate box):
[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
[ ] $125 FEE PAID WITH FILING OF PRELIMINARY MATERIAL
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

                           _________________________

(1) Title of each class of securities to which transaction applies:

    ____________________________________________________________________________

(2) Aggregate number of securities to which transaction applies:

    ____________________________________________________________________________

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11.1

    ____________________________________________________________________________

(4) Proposed maximum aggregate value of transaction:

    ____________________________________________________________________________

__________
1 Set forth the amount on which the filing fee is calculated and state how it was determined.
                           _________________________

[ ] Check  box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                           _________________________

(1) Amount Previously Paid:

    ____________________________________________________________________________

(2) Form, Schedule or Registration Statement No.:

    ____________________________________________________________________________

(3) Filing Party:

    ____________________________________________________________________________

(4) Date Filed:

    ____________________________________________________________________________

________________________________________________________________________________

[Logo]

FIRST BRANDS CORPORATION
NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS TO BE
HELD ON OCTOBER 28, 1994
AND PROXY STATEMENT

[Logo]
                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF
                            FIRST BRANDS CORPORATION
                              DANBURY, CONNECTICUT
                                                              September 27, 1994
To the Stockholders of
FIRST BRANDS CORPORATION:

     The Annual Meeting of Stockholders of First Brands Corporation will be held at the Danbury Hilton Hotel, 18 Old Ridgebury Road, Danbury, Connecticut on
Friday, October 28, 1994, commencing at 10:00 a.m., at which meeting only holders of the common stock of record at the close of business on September 2, 1994, and those holding proxies from such stockholders will be entitled to vote, for the following purposes:

          1. To elect four directors;

          2. To ratify the appointment of KPMG Peat Marwick as the Company's independent auditors for the Company's 1995 fiscal year;

          3. To transact such other business, if any, as may be properly brought before the meeting.

     We hope that you will be able to attend our annual meeting in person. If you plan to do so, please return the enclosed ticket request. We will send your ticket to you promptly. Please bring your ticket with you.

                                         FIRST BRANDS CORPORATION

                                                       Dan Raymond
                                         By:  ..................................
                                                       Dan Raymond
                                              Vice President and Secretary

     EVEN THOUGH YOU MAY PLAN TO ATTEND THE MEETING IN PERSON, PLEASE MARK, DATE AND EXECUTE THE ENCLOSED PROXY AND MAIL IT PROMPTLY. SHOULD YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU DESIRE. A RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR YOUR CONVENIENCE.

                            FIRST BRANDS CORPORATION
                            83 WOOSTER HEIGHTS ROAD
                        DANBURY, CONNECTICUT 06813-1911
                            ------------------------
                                PROXY STATEMENT
                            ------------------------
         FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD OCTOBER 28, 1994

     This proxy statement is furnished to the stockholders of First Brands Corporation ('First Brands' or the 'Company') in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held October 28, 1994, and at all adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and the enclosed form of proxy are first being mailed on or about September 27, 1994 to stockholders of record on September 2, 1994.

     Whether or not you expect to be personally present at the meeting, you are requested to fill in, sign, date and return the enclosed form of proxy. Any person giving such proxy has the right to revoke it at any time before it is voted by giving notice to the Secretary of the Company. All shares represented by duly executed proxies in the accompanying form will be voted unless proxies are revoked prior to the voting thereof.

     The close of business on September 2, 1994, has been fixed as the record date for the determination of stockholders entitled to vote at the Annual Meeting of Stockholders. As of the record date, there were outstanding and entitled to be voted at such meeting 22,015,907 shares of common stock. The holders of the common stock will be entitled to one vote on each matter submitted to stockholders for each share of common stock held of record on the record date.

     The Company's Annual Report for the fiscal year ended June 30, 1994 accompanies this Proxy Statement. The solicitation of this proxy is made by the Board of Directors of the Company. The solicitation will be by mail and the expense thereof will be paid by the Company. The Company has retained Morrow & Co. Inc. to assist in the solicitation of proxies at an estimated cost of $9,000. In addition, solicitation of proxies may be made by telephone or telegram by directors, officers or regular employees of the Company.

     A majority of the outstanding shares entitled to vote must be present in person or represented by proxy at the Annual Meeting of Stockholders to constitute a quorum. The shares represented by a proxy which is timely returned and marked 'Abstain' as to any matter as well as broker non-votes will be considered present at the Annual Meeting of Stockholders and will be included in the calculation of those shares needed to constitute a quorum. The shares represented by such proxies, although considered present for quorum purposes, will not be considered present and entitled to vote with respect to any proposal which is abstained from or to which the broker non-vote relates.

     Directors of the Company are elected by a plurality of the votes cast at the Annual Meeting of Stockholders if a quorum is present at such meeting. The ratification of the appointment of independent auditors requires the approval of a majority of the votes cast at the Annual Meeting of Stockholders, assuming that a quorum is present.

                            I. ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes of membership, with terms expiring on different Annual Meeting dates. Three or four of the members of the Board of Directors are elected each year to serve as directors for a term of three years or such lesser term as consistent with the class. Directors are elected for the terms specified and continue in office until their respective successors have been elected and have qualified.

     The following change has occurred in the Board of Directors since the last Annual Meeting of Stockholders. Gary E. Gardner has become a Director of the Company effective January 21, 1994.

     The Board of Directors at its meeting held May 24, 1994, selected the following four nominees for election at the Annual Meeting of Stockholders each for three-year terms expiring on the date of the Annual Meeting of Stockholders in 1997 and until their successors are elected and qualified: James R. Maher, Dwight C. Minton, William V. Stephenson and Robert G. Tobin. Certain information with respect to the nominees for election as director is set forth below.

     Should any one or more of the nominees be unable or unwilling to serve (which is not expected) the proxies (except proxies marked to the contrary) may be voted for such other person or persons as the Board of Directors of the Company may recommend.

                                                                                                    SHARES OF
                                                                                                   FIRST BRANDS
                                                                                                   COMMON STOCK
                 NAME, AGE, PRINCIPAL OCCUPATION OR POSITION,                      SERVED AS       BENEFICIALLY
               OTHER DIRECTORSHIPS AND COMMITTEES OF THE BOARD                   DIRECTOR SINCE    OWNED(1)(2)
- - ------------------------------------------------------------------------------   --------------    ------------



TO BE ELECTED FOR TERMS ENDING IN 1997

JAMES R. MAHER, 44 ...........................................................        1988              2,135
  President & CEO
  National Health Laboratories (Health Services)
  Committee: *Compensation

DWIGHT C. MINTON, 59 .........................................................        1991              3,000
  Chairman and CEO
  Church & Dwight Co., Inc. (Consumer and Specialty Products)
  Director, Chemical Bank of New Jersey, Crane Co. and
  Medusa Corporation
  Committees: Audit and Pension

WILLIAM V. STEPHENSON, 53 ....................................................        1992            122,400
  President and CEO
  First Brands Corporation
  Committee: Executive

ROBERT G. TOBIN, 56 ..........................................................        1991              3,000
  President and CEO
  The Stop & Shop Companies, Inc. (Retail Food)
  Committee: *Pension

TO CONTINUE IN OFFICE UNTIL 1996

ALFRED E. DUDLEY, 66 .........................................................        1986            211,000
  Chairman
  First Brands Corporation
  Director, Hampshire Chemical Corporation
  Committee: *Executive

ALAN C. EGLER, 66 ............................................................        1986             84,000
  Former Vice Chairman
  First Brands Corporation
  Committees: Executive and Audit

JAMES R. MCMANUS, 60 .........................................................        1986             13,427
  Chairman, CEO and Founder
  Marketing Corporation of America (Marketing Services)
  Director, Au Bon Pain Co. Inc. and Neutrogena Corporation
  Committee: Compensation

                                                  (table continued on next page)

(table continued from previous page)

                                                                                                    SHARES OF
                                                                                                   FIRST BRANDS
                                                                                                   COMMON STOCK
                 NAME, AGE, PRINCIPAL OCCUPATION OR POSITION,                      SERVED AS       BENEFICIALLY
               OTHER DIRECTORSHIPS AND COMMITTEES OF THE BOARD                   DIRECTOR SINCE    OWNED(1)(2)
- - ------------------------------------------------------------------------------   --------------    ------------
TO CONTINUE IN OFFICE UNTIL 1995

GARY E. GARDNER, 40 ..........................................................        1994
  President
  Soft Sheen Products Inc.
  Director, Amethyst Investment Group Inc. and
  William Wrigley Jr. Company
  Committee: Pension

DENIS NEWMAN, 64 .............................................................        1986             49,442
  Managing Director
  MidMark Management, Inc. (Financial Services)
  Director, GMIS, Inc.
  Committees: *Audit and Executive

ERVIN R. SHAMES, 54 ..........................................................        1987              7,082
  President and CEO
  Borden, Inc. (Consumer and Specialty Products)
  Committee: Compensation

- - ------------

*  Chairman

(1) Beneficial ownership of First Brands common stock is stated as of September 2, 1994. Under rules of the Securities and Exchange Commission, persons who have power to vote or dispose of securities, either alone or jointly with others, are deemed to be the beneficial owners of such securities. Accordingly, shares owned separately by spouses are not included. Each nominee and continuing director has both sole voting power and sole investment power with respect to the shares set forth in the table, except as described in the footnotes below.

(2) No nominee or continuing director is the beneficial owner of more than 0.96% of the outstanding shares of First Brands common stock.

            ----------------------------------------------------------

     Each of the nominees and directors has had the same position or other executive positions with the same employer during the past five years, except as follows:

     Alfred E. Dudley relinquished on September 1, 1994 the title of Chief Executive Officer to Mr. W. V. Stephenson. He has been Chairman of the Company since 1986.

     Alan C. Egler was Vice Chairman and consultant to the Company from 1986 through 1991.

     Gary E. Gardner has been President of Soft Sheen Products since March, 1983. He was elected Director of First Brands Corporation on January 21, 1994.

     James R. Maher has been President and CEO of National Health Laboratories (health services) since December 1992. Mr. Maher was Vice Chairman of The First Boston Corporation (financial services) from September, 1990 through June 30, 1992. He was a Managing Director of The First Boston Corporation from January, 1983 to September, 1990.

     Denis Newman has been a Managing Director of MidMark Management, Inc. (financial services) since December, 1989. From April, 1988 until December, 1989, Mr. Newman was President and a director of The Dunmore Group, Inc., (merchant banking).

     Ervin R. Shames has been President and Chief Executive Officer of Borden, Inc. (consumer and specialty products) since December, 1993. He was President and Chief Operating Officer from June, 1993 to December, 1993. Mr. Shames was Chairman of The Stride Rite Corporation (footwear) from June, 1992 to June, 1993 and President and Chief Executive Officer of The Stride Rite Corporation from June, 1990 to June, 1993. From November, 1989 to June, 1990, he was Chairman, President and

Chief Executive Officer of the Kendall Company (health care). From March, 1989 to August, 1989, Mr. Shames was President of Kraft USA (food products).

     William V. Stephenson has been President and Chief Executive Officer of the Company since September 1, 1994. He was President and Chief Operating Officer from August 11, 1992 to August 31, 1994. From October, 1991 to August, 1992 he was Executive Vice President of the Company and President of the Home Products Division. From January, 1990 through September, 1991 Mr. Stephenson was Senior Vice President/General Manager, Home Products Division. From March, 1987 through December, 1989, Mr. Stephenson was Vice President and Director of Sales, Home Products Division.

     Robert G. Tobin has been President and Chief Executive Officer of The Stop & Shop Companies, Inc. (retail food) and The Stop & Shop Supermarket Company (retail food) since May, 1994. He has been President and Chief Operating Officer of The Stop & Shop Companies, Inc. and The Stop & Shop Supermarket Company a wholly owned subsidiary, since March 1993 and November, 1989, respectively. From September, 1985 to November, 1989, Mr. Tobin was Executive Vice-President and Chief Operating Officer of the latter company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information concerning the beneficial ownership of common stock by each stockholder who is known by the Company to own beneficially in excess of 5% of the outstanding common stock as of September 2, 1994.

                                                             AMOUNT AND NATURE OF
           NAME AND ADDRESS OF BENEFICIAL OWNER              BENEFICIAL OWNERSHIP    PERCENT OF CLASS
- - ----------------------------------------------------------   --------------------    ----------------

Ariel Capital Management, Inc.                                     2,574,975(a)            11.70%
  307 North Michigan Ave.
  Chicago, IL 60601.......................................
Harris Associates                                                  1,825,533(b)             8.29%
  2 North LaSalle Street
  Chicago, IL 60602.......................................
Pioneering Management Corporation                                  1,171,000(b)             5.32%
  60 State Street
  Boston, MA 02109........................................

- - ------------

 (a) Information concerning beneficial ownership by Ariel Capital Management, Inc. is based on a report on Form 13F filed with the SEC as of June 30, 1994. To the Company's knowledge Ariel Capital Management, Inc. has not filed a Schedule 13D or Schedule 13G with respect to any change in ownership of Company's common stock.

 (b) Information concerning ownership by Harris & Associates and Pioneering Management Corporation is based on reports on Form 13F filed with the SEC as of June 30, 1994. To the Company's knowledge Harris & Associates and Pioneering Management Corporation have not filed a Schedule 13D or Schedule 13G with respect to their ownership of the Company's common stock.

     The following table sets forth certain information concerning the beneficial ownership of common stock by the Chief Executive Officer, the four other most highly compensated executive officers of the Company, and all Directors and Executive Officers as a group:

                                                             AMOUNT AND NATURE OF
                NAME OF BENEFICIAL OWNER                    BENEFICIAL OWNERSHIP(c)    PERCENT OF CLASS
- - ---------------------------------------------------------   -----------------------    ----------------

Alfred E. Dudley.........................................           211,000                   .96%
William V. Stephenson....................................           122,400                   .56%
Thomas H. Rowland........................................            26,500                   .12%
Donald A. DeSantis.......................................            69,782                   .32%
J. Bruce Ipe.............................................            67,600                   .31%
All Directors and Executive Officers
  as a group.............................................           892,403                  4.05%

                                              (footnotes continued on next page)

(footnotes continued from previous page)

(c) Includes  57,000, 34,000,  26,000, 34,000,  22,000 and  263,125 shares which respectively Alfred E. Dudley, William V. Stephenson, Thomas H. Rowland, Donald A. DeSantis, J. Bruce Ipe and all Directors and Executive Officers as a group, have a right to acquire within 60 days of September 2, 1994 upon the exercise of stock options. The shares issuable upon exercise of options included herein were deemed to be outstanding for purposes of calculating the percentage of shares.

                       BOARD OF DIRECTORS AND COMMITTEES

     There were six regular meetings of the Board of Directors during fiscal 1994. All of the incumbent directors attended at least 75% of the meetings of the Board and committees on which they served. Directors who are employees of the Company do not receive any compensation for service as directors. Each other director is currently paid an annual retainer of $20,000 and fees of $1,000 for attendance at each Board or committee meeting not held in conjunction with a Board meeting. Board members are paid $500 for attendance at each telephonic meeting or committee meeting held in conjunction with a Board meeting. Pursuant to a resolution adopted on September 6, 1991, these Directors are reimbursed for reasonable expenses involved in attending Board and Committee Meetings of the Company.

     The members of the Board of Directors are elected to various committees. The standing committees of the Board are: Audit Committee, Compensation Committee, Executive Committee and Pension Committee. The Company does not have a nominating committee.

     The functions of the Audit Committee are to recommend the firm of independent auditors to perform the annual audit; review and approve the scope of the independent and internal auditors' work; review the effectiveness of the Company's internal controls; review and approve the fees of the independent auditors and related matters. The Audit Committee met once in fiscal 1994. The members of the Audit Committee are Denis Newman, Chairman; Alan C. Egler and Dwight C. Minton.

     The functions of the Compensation Committee are to review and approve the salaries of senior officers and managers of the Company; approve the amount authorized for the Annual Incentive Plan; approve awards under and administer the Company's Long-Term Incentive Plan; and review additional compensation arrangements. The Compensation Committee met three times in fiscal 1994. The members of the Compensation Committee are James R. Maher, Chairman; James R. McManus and Ervin R. Shames.

     The function of the Executive Committee is to act for the Board between regular meetings to the extent permitted by Delaware Corporation Law on matters that need timely attention. The Executive Committee met twice in fiscal 1994. The members of the Executive Committee are Alfred E. Dudley, Chairman; Alan C. Egler, Denis Newman and William V. Stephenson.

     The functions of the Pension Committee are to supervise the administration of the Company's pension and savings plans; review the levels of funding and allocation of funds invested in the plans; and review the performance of the investments and investment managers against goals. The Pension Committee met once in fiscal 1994. The members of the Pension Committee are Robert G. Tobin, Chairman; Gary E. Gardner and Dwight C. Minton.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board consists of three non-employee directors who make decisions pertaining to executive compensation and benefits. The Committee utilizes the services of an outside compensation consultant to assist in making objective decisions based on data from consumer products companies of similar size, some of which are in the peer group of companies included in the stock performance graph. Additional similar data is provided by the consultant as well as management.

     During the past fiscal year the Compensation Committee met three times.

COMPENSATION PHILOSOPHY

     The Company's executive compensation program has three objectives:

          1. To provide compensation that rewards executives for meeting and exceeding internal performance goals and standards.

          2. To maintain a compensation program that attracts and retains high quality executives.

          3.  To  create  a  link   between  the  interests  of  the   Company's
     shareholders,   the   Company's   financial  performance   and   the  total
     compensation opportunities for its executive officers.

     The executive compensation program consists of base salary, an annual cash incentive plan, long-term stock option incentive plans, a non-qualified deferred compensation plan and qualified and non-qualified retirement plans.

     Base salaries are targeted slightly below the 50th percentile of competitive salaries for executives of consumer products companies of similar size. Salary ranges are established using published surveys and other external data. Variation in compensation between individuals is based on position value, experience level and performance against pre-established objectives. Individual increases are typically given at thirteen to sixteen month intervals, and the amount is based on the individual's performance and place in the salary range. Prior to approving individual increases, the Compensation Committee reviews each senior executive's performance against previously established performance goals.

     The Annual Incentive Plan provides for an annual cash award based on attainment of operating income goals and the awards are targeted at slightly above the 50th percentile for executives of consumer products companies of similar size. The plan triggers if a pre-approved threshold is achieved. Individual awards are determined by total corporate, business unit, and individual performance levels. The performance level of the business unit is measured on an unweighted basis by sales growth, market share, and operating income. Individual performance goals are established for each senior executive at the commencement of each year. The Compensation Committee approves the total dollar pool available and the amount awarded to each senior executive participant. In respect to the named executives in the Summary Compensation Table, the Compensation Committee will also assess the Company's relative financial performance against peer group consumer products companies considering such measures as EPS growth, ROE, ROC, net income growth, acquisition success and increase in market share.

     The Long Term Incentive Plans were established in 1989 and 1994. All option shares available under the 1989 plan have been granted. The 1989 plan provides for non-qualified stock options, limited stock appreciation rights ('LSAR'S') and restricted stock. LSAR's are exercisable only in change of control situations. The 1994 Plan provides for the stock options, LSAR's and restricted stock. Options may have an exercise price of either 100 percent of the fair market value of the underlying shares of common stock ('Market Priced Options') or more than 100% of such fair market value ('Premium Priced Options'). Of the Market Priced Options, a portion may vest as of specific dates and a portion may be subject to performance vesting. At the time of the grant a 'trigger stock price' or other performance criteria upon which the vesting of performance options will be based may be established. These options will be exercisable at the earlier of the date that the market price equals or exceeds the trigger stock price or the ninth anniversary of the grant. No options under the 1994 program have been granted during the fiscal year ended June 30, 1994, and no restricted stock has been granted under either program. The Compensation Committee approves grants of a sufficient number and type of stock options to retain executives based on its review of surveys of long-term incentive and long-term capital accumulation plans available to similar positions at other consumer product companies of similar size.

     The Company maintains a benefit program that is competitive with other consumer products companies of similar size. The program includes qualified retirement, savings, life insurance, and disability programs as well as medical, dental and business travel insurance programs.

     In addition to the qualified retirement plans, officers of the Company also participate in a non-qualified retirement plan that alleviates the impact of tax or legal restrictions imposed upon qualified plan limits when total compensation is used in calculation of pension benefits.

     During the past fiscal year the Company established a non-qualified deferred compensation plan for senior executives. This plan permits deferral of a portion of base salary and/or annual incentive awards to a later date, normally until after retirement. Interest on deferred compensation is based on 7 year U.S. Treasury Bond yields plus a margin which is intended to approximate the margin First Brands would incur if it were issuing a senior unsecured bond with a 7-year maturity. If the participant defers salary or bonus for seven (7) or more years or until death, disability or retirement, the interest on the deferred amount for the entire period will be the Treasury Bond yield, the margin, plus 3%.

     The Compensation Committee endorses the position that stock ownership by management provides linkage in aligning management's and shareholder's interest in enhancing shareholder value although the Committee does not set target ownership levels for executive equity holdings.

RELATIONSHIP OF CORPORATE PERFORMANCE TO EXECUTIVE COMPENSATION

     The Company has two types of executive compensation incentive plans, The Annual Incentive Plan and The Long Term Incentive Plans (both previously described), which reward executives based on the performance of the Company.

     The Annual Incentive Plan provides compensation based on the attainment of operating income objectives which are contained in the annual business plan. For the named executives in the Summary Compensation Table, Company financial performance relative to other consumer products companies is also considered in order to validate incentive compensation in respect to these peer group companies. The annual business plan is developed by Company management and approved by the Board of Directors at the beginning of each fiscal year. The financial measures used to validate incentive awards are approved by the Compensation Committee at the beginning of each fiscal year.

     The Long Term Incentive Plans use stock price appreciation as the incentive to reward executives over the long term. Compensation gained as a result of this program has a direct relationship to the gain achieved by investors in the Company's stock.

1994 FISCAL YEAR COMPENSATION OF CHIEF EXECUTIVE OFFICER

     The base salary received by Mr. Dudley during fiscal year 1994 was increased after 14 months by 10.1% over the preceding year. He received an annual incentive award of $400,000 for the fiscal year. The salary increase was based on his overall performance level as determined by the Compensation Committee. In determining Mr. Dudley's overall performance level, the Compensation Committee considered the following measures of performance by the Company on an unweighted basis: return on equity, sales growth, growth through acquisitions, market share, operating income, return on capital, earnings per share and overall management effectiveness. Since the Company's financial results for the past fiscal year were significantly improved over fiscal year 1993, Mr. Dudley's annual incentive award was 62.50% higher than the preceding year.

                             COMPENSATION COMMITTEE

                               James R. Maher, Chairman
                               James R. McManus
                               Ervin R. Shames

                           SUMMARY COMPENSATION TABLE

     Furnished below is a summary of the compensation paid and/or awarded to the Chief Executive Officer and to each of the other four most highly compensated executive officers of the Company during fiscal years 1992-1994.

                                                            ANNUAL COMPENSATION           LONG-TERM
                 NAME AND                            ---------------------------------     COMP.(1)      ALL OTHER
            PRINCIPAL POSITION               YEAR    SALARY($)    BONUS($)    OTHER(2)    OPTIONS(#)   COMPENSATION(2)
- - ------------------------------------------   ----    ---------    --------    --------    ---------    ---------------

Alfred E. Dudley .........................   1994      466,666     400,000      --           --           --
  Chairman                                   1993      425,000     250,000                  25,000
                                             1992      400,000     215,000                  25,000
William V. Stephenson ....................   1994      223,000     200,000      --           --           --
  President and CEO                          1993      175,500     125,000                  20,000
                                             1992      143,500      55,000                  16,000
Thomas H. Rowland ........................   1994      164,000      80,000      --           --           --
  Executive Vice                             1993      138,283      50,000                  35,000
  President, Home                            1992      118,700      38,000                  10,000
  Products
Donald A. DeSantis .......................   1994      175,400     100,000      --           --           --
  Sr. Vice President,                        1993      167,380      38,000                  12,000
  CFO and Treasurer                          1992      157,680      38,000                  14,000
J. Bruce Ipe .............................   1994      171,300      60,000      --           --           --
  Vice President and                         1993      165,300      32,000                   8,000
  General Counsel                            1992      156,600      32,000                   8,000

- - ------------

(1) There were no grants under the Long Term Compensation Plan during 1994 fiscal year for any executive officers or other employees.

(2) In accordance with the transitional provisions applicable to the revised rules on executive officer compensation disclosure adopted by the Securities and Exchange Commission, as informally interpreted by the Commission's Staff, amounts of Other Annual Compensation and All Other Compensation are required only for fiscal years 1993 and 1994. Amounts under Other Annual Compensation are not shown since the value of perquisites and other personal benefits does not exceed the lesser of $50,000 or 10% of the total amount of annual salary and bonus for any named individual.

                      OPTIONS GRANTED IN LAST FISCAL YEAR

     Since the last grant of options occurred late in the previous fiscal year (May 25, 1993) no options were granted during fiscal year 1994.

                      OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

     The following table lists the shares acquired on exercise of options by the Chief Executive Officer and the other four most highly compensated executive officers during the fiscal year 1994 and certain information as to options unexercised at the end of fiscal year 1994.

                                                                                                  VALUE OF UNEXERCISED
                                                                 NUMBER OF UNEXERCISED          IN-THE-MONEY OPTIONS AT
                                     SHARES                        OPTIONS AT FY END               FISCAL YEAR END(1)
                                   ACQUIRED ON     VALUE      ----------------------------    ----------------------------
              NAME                  EXERCISE #    REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
- - --------------------------------   -----------    --------    -----------    -------------    -----------    -------------

A.E. Dudley.....................      --                         57,000          25,000        $ 776,813       $ 179,688
W.V. Stephenson.................      --                         34,000          20,000        $ 454,500       $ 143,750
T.H. Rowland....................      --                         26,000          35,000        $ 360,125       $ 254,688
D.A. DeSantis...................      --                         34,000          12,000        $ 467,125       $  86,250
J.B. Ipe........................      2,000                      22,000           8,000        $ 302,250       $  57,500

- - ------------

(1) Values have been calculated based on the closing price of the Company's Common Stock reported on the New York Stock Exchange Composite Tape on June 30, 1994, which was $36.625 per share.

RETIREMENT PLAN

     First Brands currently maintains a non-contributory defined benefit retirement plan (the 'Retirement Plan') covering 82% of all U.S. employees including those of subsidiaries. The officers listed in the foregoing Summary Compensation Table are covered by the Retirement Plan. Outside the United States, certain of First Brands' subsidiaries have retirement programs that are generally administered by trustees or insurance companies.

     Under the Retirement Plan, the monthly amount of an employee's retirement benefit upon retirement at age 65 is the greatest of (a) 1.2% of average monthly compensation received during the three year period preceding retirement, or 1.2% of average monthly compensation received during the three best calendar years in the final ten calendar years preceding retirement, if the latter average would result in a higher pension benefit, multiplied by the number of years of credited service plus $12 or (b) 1.5% of the average monthly compensation computed as in (a) above, multiplied by the number of years of credited service, less a percentage, based on service and not exceeding 50%, of the projected primary Social Security benefit or such maximum percentage as is allowed under the Internal Revenue Code.

     An employee who is (i) age 62 or over with ten or more years of credited service or (ii) whose age and years of credited service add up to 85, may voluntarily retire earlier than age 65 with a retirement benefit, unreduced because of early retirement, based on service upon date of retirement. Employees may retire as early as age 50 with 10 years of credited service but will receive an actuarially reduced pension benefit.

     The amounts contributed by First Brands to the Retirement Plan are calculated on a group basis that is actuarially determined. No specific amount is set aside by First Brands for any individual officer or employee under the Retirement Plan. The amounts shown in the following table are the estimated annual retirement benefits payable at age 65 for the respective average annual remuneration levels and years of service credit indicated. Actual benefits will not exceed limits permitted under the Internal Revenue Code and applicable regulations. Amounts shown are computed based upon straight life annuity amounts and are reduced by 1.5% of the employee's primary Social Security benefit for each year of the employee's credited service up to a maximum deduction of 50% of such Social Security benefit. Annual retirement benefits are based on average earnings.

     For federal income tax purposes the amount of benefits that can be paid from the qualified plan is restricted. First Brands maintains a nonqualified plan ('Executive Retirement Plan') the effect of which is to award retirement benefits to all employees on a uniform basis. The Executive Retirement Plan is unfunded.

     As of June 30, 1994, the credited years of service (credited service is combined from First Brands and Union Carbide Corporation for the individuals named in the Summary Compensation Table were as follows: Alfred E. Dudley had 42 years of company service credit; William V. Stephenson, 30 years; Thomas H. Rowland, 20 years; Donald A. DeSantis, 8 years; and J. Bruce Ipe, 24 years.

                                                        ESTIMATED ANNUAL RETIREMENT BENEFITS
                                                       AT AGE 65 FOR YEARS OF SERVICE CREDIT
        AVERAGE ANNUAL REMUNERATION           --------------------------------------------------------
 USED FOR CALCULATING RETIREMENT BENEFITS        25          30          35          40          45
- - -------------------------------------------   --------    --------    --------    --------    --------



$150,000...................................   $ 56,250    $ 67,500    $ 78,750    $ 90,000    $101,250
$200,000...................................     75,000      90,000     105,000     120,000     135,000
$250,000...................................     93,750     112,500     131,250     150,000     168,750
$300,000...................................    112,500     135,000     157,500     180,000     202,500
$350,000...................................    131,250     157,500     183,750     210,000     236,250
$400,000...................................    150,000     180,000     210,000     240,000     270,000
$450,000...................................    168,750     202,500     236,250     270,000     303,750
$500,000...................................    187,500     225,000     262,500     300,000     337,500
$550,000...................................    206,250     247,500     288,750     330,000     371,250
$600,000...................................    225,000     270,000     315,000     360,000     405,000
$700,000...................................    262,500     315,000     367,500     420,000     472,500
$800,000...................................    300,000     360,000     420,000     480,000     540,000

SEVERANCE AGREEMENTS

     The Company has also adopted an employment severance agreement with certain management employees, including executive officers, generally providing severance benefits if the employee is terminated for reasons other than 'cause' within two years after a 'change in control.' The severance benefits include cash payments equal to two year's salary and bonus and certain other employee and retirement benefits. Provision for a tax gross-up payment is also included to cover excise taxes, if any, on payments paid under these agreements.

                            STOCK PERFORMANCE GRAPH

     The following table compares total shareholder returns for the Company to the Standard & Poors 500 Stock Index ('S&P 500') and the Standard & Poors Midcap 400 Consumer Products Index ('S&P 400 CP')(1) for the period commencing on December 29, 1989 through the fiscal year end of June 30, 1994 (the 'Performance Period'). The initial public offering was December 13, 1989, therefore, five year data is not available. The comparison assumes $100.00 was invested on December 29, 1989 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends, if any, on a quarterly basis. The total return for the company's Common Stock increased by 99% during the Performance Period as compared with total return during the same period for the S&P 500 and S&P 400 CP of 45% and 29%, respectively. There can be no assurance that the Company's stock performance will continue into the future with the same or similar trends depicted in the graph below. The Company will not make or endorse any predictions as to the future stock performance.

                              FIRST BRANDS CORPORATION
                            Total Return Performance (2)

                                [PERFORMANCE GRAPH]





                             12/89      6/90       12/90      6/91       12/91      6/92       12/92      6/93       12/93    6/94

FBC                           100        153        109        150        139        146        157        158        187      199
S&P 500                       100        103        97         111        126        126        136        143        150      145
S&P 400 CP                    100        107        99         117        146        138        147        130        138      129


(1) The S&P Midcap 400 Consumer Products Index is comprised of the following companies: Church & Dwight, A.T. Cross, First Brands, Gibson Greetings, Lancaster Colony, National Presto, Neutrogena, Stanhome and Tambrands. First Brands has not been eliminated from this peer group for purposes of this presentation.

(2) Data from the 'S&P 400 CP' index shows differences compared to last year's even though the companies have not changed. This is due to the application of a new SEC requirement requiring beginning of period weightings vs. end of period weightings which were used last year.

                 II. RATIFY APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has selected KPMG Peat Marwick as the independent auditors to examine the financial statements of the Company and its consolidated subsidiaries for the fiscal year 1995. KPMG Peat Marwick has served First Brands in the capacity of independent auditors since its incorporation in 1986.

     Representatives of KPMG Peat Marwick will be present at the Annual Meeting of Stockholders to answer any appropriate questions. They will have the opportunity to make a statement if they so desire.

     MANAGEMENT RECOMMENDS THAT A VOTE IN FAVOR OF THE ELECTION OF THE DIRECTORS AND RATIFICATION OF THE APPOINTMENT OF THE AUDITORS BE CAST.

                               III. OTHER MATTERS

     The Company knows of no other matters to come before the meeting. If any other matters properly come before the meeting, the proxies solicited hereby will be voted on such matter in accordance with the judgment of the persons voting such proxies and will be determined by the vote of a majority of the shares voting thereon at the meeting.

                           IV. STOCKHOLDER PROPOSALS

     Stockholders wishing to submit proposals for inclusion in the Board of Directors' proxy material for the Annual Meeting of Stockholders tentatively scheduled for October 27, 1995 should submit them in writing to the Secretary of the Corporation, First Brands Corporation, 83 Wooster Heights Road, P.O. Box 1911, Danbury, CT 06813-1911 no later than April 30, 1995.

                                     [Logo]

                                   APPENDIX

                         Graphic and Image Information:

See reference to Performance Graph on page 10 of the Notice and Proxy Statement.